JNL Series Trust 485BPOS

Ex. 99.28(d)(26)(iv)

Amendment to Sub-Advisory Agreement

This Amendment, dated March 2, 2023 with a retro-active effective date of November 9, 2021, is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Granahan Investment Management, Inc., a Sub-chapter S Corporation organized in the State of Massachusetts and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of the 13th day of September, 2021 wherein the September 28, 2015 Agreement, as amended, was incorporated by reference (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the fund or funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as identified on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend the Agreement to update the company name and corporate entity of the Sub-Adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	All references to “Granahan Investment Management, Inc.” are hereby deleted and replaced with “Granahan Investment Management, LLC”.

2)	The reference to “a Sub-chapter S Corporation organized in the State of Massachusetts” on the first page of the Agreement shall be deleted and replaced with “a limited liability company organized in the State of Massachusetts”.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of the date set forth above.

Jackson National Asset Management, LLC		Granahan Investment Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Brian S. Granahan
Name:	Mark D. Nerud	Name:	Brian S. Granahan
Title:	President and CEO	Title:	Chief Operating Officer